Employment Contract

between

SiriusPoint International Insurance Corporation (publ),
Zurich Branch
Dreikönigstrasse 12
8002 Zürich
(the “Company“)

and

Andreas Kull
Chief Risk Officer
(the “Employee“)

Whereas the rights and duties of the Employee are controlled by this contract and, in as far this contract does not provide otherwise, the rules according to the Swiss Code of Obligation shall apply,

the parties agree as follows:

1.     The Place of Work
    The Employee will normally work at the Company’s offices, presently in Zürich, Canton of Zürich. According to the operational needs of the Company, the Employee may be

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required from time to time to work at other locations for temporary periods as the Company may require. The Company shall give reasonable notice of such temporary changes of place of work if possible. Due to the level of the Employee’s position, it may be expected that the Employee may have to travel within Switzerland as well as to other countries.

2.    The Position
    The Employee shall occupy the position of Chief Risk Officer of the Group. The Company is authorised to change this job description as it deems fit and appropriate under changed circumstances.

    The Company is part of a group of companies ultimately controlled by SiriusPoint Ltd., Bermuda (each such group company a “Group Company” and together the “Group). The Employee is aware that as part of his function he will need to work with and/or report to employees and officers of the Group. The Employee acknowledges that this will not create any separate employment relationship with any Group Company.

    The Employee will report to the Chief Executive Officer of the Group for the time being. According to the needs of the Company and/or the Group, the reporting line and organisation charts may change from time to time, and therefore may unilaterally be adapted by the Company at any time.

3.    Condition Precedent
The parties are aware that the Employee will need to negotiate an early exit from his current employer and is bound by a 12 months notice period. However, it is expressly agreed that the latest start date shall be the 1 March 2022.

The Employee needs to provide evidence prior to the start date that he has been released from any and all restrictive covenants as of the agreed commencement date. If he should fail to provide such evidenced by 28 February 2022 at the latest, this Agreement shall not enter into effect.

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4.    Commencement
    The Employee’s employment by the Company under the terms and conditions of this contract shall commence as of 1 March 2022.

5.    Duration
    Subject to the probation period (see Section 6 below), this Agreement shall remain in force for an indefinite period from the time of commencement until termination (see Section 9 below).

6.    Probation
    The employment with the Company shall be subject to an initial trial period of 3 months from the date of commencement of employment. Termination of this employment within the trial period shall be at the discretion of the Company. Either the Company or the Employee shall be entitled to terminate the Contract within the trial period at their discretion by giving 7 days notice to the other party to the end of any calendar day.

7.    Compensation
I.    Base Salary
    The Employee shall receive an annual base salary of Swiss Francs 372’000 gross payable in 12 (twelve) equal instalments.

The salary will be reviewed annually in the first quarter of each year for the current year.

II.    Incentive Awards
The Company and or the Group may introduce, maintain or abolish discretionary incentive plans, which can result in additional compensation to the Employee. The Employee may not rely on continued benefits under such plan, even if they are paid for several years, as such plans usually are worked out for the whole Group and are beyond the control of the

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Company. Even regular awards shall not constitute a right to receive such awards in the future.

Annual Bonus
The employee shall be eligible to participate in a bonus program with target bonus equivalent to 75% of annual base salary.

The Company and/or a Group Company may set targets for the bonus. If no targets are set, the bonus will be determined at the full discretion of the Company. Even if targets are set, the Company may adjust the bonus upwards or downwards at its full discretion.

In case the employment is under notice, no bonus shall be payable.

Long Term Incentive
The Employee shall be eligible to participate in a discretionary long-term incentive (“LTI”) program operated by the Group.

The Company and/or a Group Company may set targets for the LTI. If no targets are set, the LTI will be determined at the full discretion of the Company or the Group Company operating the LTI program. Even if targets are set, the Company may adjust the LTI upwards or downwards at its full discretion.

For 2022, the LTI grant will have a target value equal to 100% of the annual base salary. The terms and conditions of the LTI award granted will be the same as the terms and conditions of the LTI awards granted to other members of senior management of the Group. The LTI award will solely be governed by the respective grant agreement and be subject to the terms and conditions (including any vesting and other conditions) of the LTI program, as amended from time to time. The Employee acknowledges that he shall only have a claim against the Group Company operating the LTI program and not against the Company.

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Special Award
The Company will propose to SiriusPoint Ltd. that the Employee shall be as an additional, non-recurring incentive, within 90 days following your Start Date, be granted a discretionary one-time award of RSUs, having a grant date fair market value equal to USD 100’000 (the “Sign-On Award”). The number of RSUs issued will be based on the reported closing price of the Sirius Point’s shares on the date of grant. The Sign-On Award will vest in five equal instalments on each anniversary of the grant date, subject to, inter alia, the Employee not being under notice or termination on each such vesting date. The terms and conditions of the Sign-On Award will be evidenced by an award agreement to be entered into between the SiriusPoint Ltd. and the Employee at the time that the Sign-On Award is granted, and will be subject to the terms and provisions of SiriusPoint Ltd.’s equity incentive plan in effect from time to time. The Employee expressly acknowledges that only the grant agreement will be binding and that he does not have any claim against the Company in regard to such special award.

III.    Pension and other Employee Benefits
    The Employee shall be included in the pension plan of the Company.

IV.    Deductions
    From the Employees basic salary the legally required deductions for social security and the employee deduction as per the rules of the pension plan and any other deductions described by law will be effected; any amounts that may result from an incentive award or option plan are to be considered gross amounts from which first tax and social security contributions have to be deducted, which may have to be borne by the Company under applicable laws.

8.    Holidays and Paid Leave
    In addition to public holidays and other paid leave required by applicable law, the Employee shall be entitled to 35 days paid leave per year. For any started year this entitlement is pro rata temporis. Without the agreement of the Company, a holiday

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entitlement may not be carried forward beyond March 31 of the following year. The timing of holidays has to be coordinated with the heads of the different departments.

9.    Working Hours
    The ordinary working week shall be at least 41.25 working hours; beyond this, the location, extent and duration of the activities are determined by the interests of the Company. The position of the Employee may require from time to time the performance of additional work (such as overtime, Sunday work, work on public holidays, night work); this fact has been taken into account when fixing the salary and the vacation entitlement of the Employee and the Employee shall therefore not be entitled to any compensation for additional working time. The parties agree that the Employee is a higher leading employee within the meaning of the Working Act and therefore exempt from work time recording and worktime regulations. In case any compensation of additional working time shall ever become due by law, then the Company shall have the right to offset any payments made in addition to the annual base salary against such mandatory compensation.

10.    Termination and Notice Period
    After the end of the trial period, this Agreement may be terminated by either party by giving 12 months advance notice to the other party to the end of any month. After notice has been given by either party, the Company is free whether it wants the Employee to continue to work during the notice period or not. If the Employee is released from the duty to work, any vacation shall be deemed compensated by the time of such release. The Employee is not entitled to start any new activity during any period of release from duties without the written consent of the Company. Any new compensation earned during the release from duties from a third party shall reduce the compensation entitlements under this Agreement.

Upon termination of the employment, the Employee shall return to the Chairman or designated other person all papers, documents, notes or other company-related

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materials, including such in electronic form without keeping copies thereof. This also includes the Company car and Company credit cards.

11.    General Employment Terms

I.    It is the duty of the Employee as executive of the Company to maintain Company and Group interests in the best possible way at all times and the Employee obliges himself to always respect the business practice guidelines of the Company and the Group in as far as applicable to the Company. They may be changed from time to time by the Company.

II.    The Employee will make his entire working capacity available to the Company and the Group and will therefore devote his entire business activities to the constant improvement of the business results of the Company and the Group. Therefore each other business or professional activity for his own account or for a third party, be it for payment or without, may only be started after approval by the Board of Directors of the Company. The same applies for the assumption of public offices.

III.    Conflict of Interest
    For the duration of the Contract, the Employee shall not in any way hold an interest in any enterprise which is a competitor of the Company or the Group in any manner. The Employee shall not hold any employment with such enterprise or further support its purposes in any way. Furthermore, any shareholding held in any other company exceeding 5 % of its share capital must be notified in writing to the Company.

IV. Non-Soliciting
The Employee further obliges himself not to solicit existing or potential clients of the Company or the Group, either for himself or third parties. The Employee shall furthermore abstain from directly or indirectly inducing or attempting to induce any employee of the Company to leave the employment of the Company or any other Group Company. The Employee shall permanently abstain from trying to induce any supplier of the Company or another Group Company to cease to supply or to restrict or vary the terms of supply to the

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Company or another Group Company or otherwise interfere with the relationship between such a supplier and the Company or another Group Company.

V.    Non-Competition
The Employee obliges himself not to engage in any competing activities, in particular not to acquire (directly or indirectly) found or be employed or collaborate with any entity practising competing activities.

VI.    Contractual Fine
    The parties agree that each violation of a restriction as described in subsection IV. and V. above shall trigger a disciplinary penalty of one monthly Base Salary (as increased from time to time) without the Company being obliged to prove the exact damage caused by the violation of the restriction; the Company is, however, authorised to claim actual damages in additional to the penalty . The payment of the contractual fine shall not release the Employee – even if the fine is paid - from the restriction and the restriction may be enforced in addition in kind.

12.    Confidentiality
    According to Swiss law, the obligation to confidentiality continues for an undetermined period of time after the termination of an employment relationship. The Employee recognises that such use of confidential data could cause substantial damage to the Company and/or the Group.
The Employee may therefore not disclose any information of a confidential nature relating to the Company or its employees (or any Group Companies or their businesses) or in respect of which the Company or a Group Company owes an obligation of confidence to any third party during or after employment except as required by law.

    Such information includes but is not limited to:

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•All drawings, formulae, specifications, books, software, instruction manuals, daily reports, minutes of meetings, journals and accounts, business and trade secrets, oral or written work instructions concerning the business methods, processes, techniques or equipment of the Company or any Group Company;

•The identity of the clients of the Company or any Group Company upon request and, in any event, upon the termination of employment, all documents and data stored in electronic form and copies thereof and things belonging to the Company or a Group Company or which contain or refer to any confidential information and which are in the Employee’s possession or under his control.

13.     Data Protection
    The Employee hereby gives to the Company full consent to process any personal data provided by the Employee to the Company.

14.    Inventions
As used in this contract, the term “inventions” means any and all new or useful art, discovery, improvement, technical development or invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software etc.

Should the Employee create in the fulfilment of his contractual duties inventions, the Employee herewith assigns all immaterial rights - even such that the Company may not need for its purpose for the time being - without further compensation to the Company. The Company shall continue to be authorised to exercise such immaterial rights after the termination of the employment relationship.

Concerning inventions, which the Employee creates outside of his area of responsibility in the Company (accidental inventions) or outside of the employment relationship (spare time inventions), the Employee obliges himself to offer these inventions to the Company if

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they fall within the purpose clause of the Company. If the Company decides to accept such offer, it will appropriately compensate the Employee therefore

15.    Future Amendments of the Agreement
    This Agreement may be modified in writing by the mutual consent of the parties. Changes desired by the Company in the terms of this Agreement or other terms, conditions and rules of employment shall be notified to the Employee before the date of the proposed change and will take effect with the acceptance or acquaintance of the Employee.

16.    Governing Law and Dispute Resolution
    This Agreement shall exclusively be governed by the Laws of Switzerland (except any conflict law rules).

    The courts in Zurich (district 2) shall have exclusive jurisdiction over any disputes in regard to this Agreement, subject to any mandatory other jurisdiction.

The Employee acknowledges by his signature below having received, read and understood the contents of this Agreement.

Date:                             Date:

For the Company:                    For the Employee

.................................................................        /s/ Andreas Kull
Marc Wyss
General Manager

.................................................................
[second person]